Exhibit (a)(1)(A)

LIGHTING SCIENCE GROUP CORPORATION

OFFER TO EXCHANGE COMMON STOCK FOR CERTAIN OUTSTANDING WARRANTS

JULY 13, 2012, AS AMENDED JULY 27, 2012

YOUR RIGHT TO ELECT TO EXCHANGE YOUR WARRANTS AND YOUR RIGHT TO WITHDRAW SUCH ELECTION WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON AUGUST 10, 2012, UNLESS SUCH DEADLINE IS EXTENDED OR EARLIER TERMINATED.

Lighting Science Group Corporation (referred to as “the company,” “our,” “we” or “us”) is offering to exchange (the “Exchange Offer”), upon the terms and subject to the conditions set forth in this Exchange Offer Statement, shares of our common stock for those certain outstanding warrants to purchase shares of our common stock issued upon separation of our previously issued Units (the “Units”), which Units consisted of one share of our Series D Non-Convertible Preferred Stock (the “Series D Preferred Stock”) and a warrant (the “Series D Warrants”) to purchase one share of our common stock (the “Eligible Warrants”). This is a one-time offer and is only valid during the period the Exchange Offer remains open.

The Exchange Offer is being made on the basis of a fixed exchange ratio of 0.897 shares of our common stock for each Eligible Warrant to purchase one share of our common stock. If necessary, we will round the number of shares of our common stock issued to each holder of Eligible Warrants to the nearest whole number to avoid the issuance of fractional shares of our common stock. As of July 10, 2012, there were Eligible Warrants outstanding to purchase 1,240,798 shares of our common stock, including: (i) Eligible Warrants to purchase 921,602 shares of our common stock at an exercise price of $5.59 per share and with an accrual credit on the books of the Company for each holder (an “Accrual Credit”) equal to $4.88 per share of our common stock underlying such warrant and (ii) Eligible Warrants to purchase 319,196 shares of our common stock at an exercise price of $5.57 per share and with an Accrual Credit equal to $4.85 per share of our common stock underlying such warrant. The Accrual Credit may only be used to fund the payment of the exercise price of all or a portion of such holder’s Series D Warrants and cannot be used for such payment until the earlier of: (i) the passage of eight years from the date of issuance of such Series D Warrant or (ii) a Liquidation Event (as defined in the Warrant Agreement) of the company.

If you elect to exchange and properly tender your Eligible Warrants on or prior to the expiration of the Exchange Offer, August 10, 2012 (or such later date as may apply if the Exchange Offer is extended), we will issue you shares of our common stock promptly following the expiration of the Exchange Offer. The Eligible Warrants are not traded on any trading market. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “LSCG.OB.” The last reported sales price for a share of our common stock on July 10, 2012 was $1.09. The current market price of our common stock, however, is not necessarily indicative of future prices and we cannot predict what the closing price of our common stock will be on the date the Exchange Offer expires or the date the common stock is issued pursuant to the Exchange Offer.

The shares of our common stock to be issued pursuant to the Exchange Offer are being offered and issued pursuant to the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act. Shares of our common stock issued in exchange for Eligible Warrants that are freely tradable and not “restricted securities” within the meaning of the Securities Act will similarly be freely tradable and not restricted. Shares of our common stock issued in exchange for Eligible Warrants that are “restricted securities” within the meaning of the Securities Act will be restricted securities.

For more information on the risks that you should consider before deciding whether to participate in the Exchange Offer, see the section of this Exchange Offer Statement entitled “Risk Factors.”

Although our Board of Directors (the “Board”) has approved the Exchange Offer, neither the company nor the Board is making any recommendation as to whether or not you should participate in the Exchange Offer. Participation in the Exchange Offer carries risks and there is no guarantee that you will ultimately receive greater value from our common stock received pursuant to the Exchange Offer than from your Eligible Warrants if you do not elect to participate in the Exchange Offer. As a result, you must make your own decision regarding your participation in the Exchange Offer. We strongly recommend that you consult with your own legal, financial and tax advisors in relation to any questions concerning the Exchange Offer, including any personal tax implications or otherwise.

This Exchange Offer Statement incorporates by reference important business and financial information about us from our public filings with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these filings are available to you without charge upon written or oral request to us at: 1227 South Patrick Drive, Building 2A, Satellite Beach, Florida 32937, Attention: Investor Relations or (321) 779-5520. To obtain timely delivery of such filings, you should ensure that we receive your request for information no later than August 3, 2012, which is five business days before the expiration of the Exchange Offer.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF COMMON STOCK ISSUABLE PURSUANT TO THE EXCHANGE OFFER OR DETERMINED IF THE EXCHANGE OFFER STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

In making your decision to participate in the Exchange Offer, you should rely only on the information contained in this Exchange Offer Statement or the information incorporated by reference into this Exchange Offer Statement and our Tender Offer Statement on Schedule TO. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you should not rely on it. We are not making an offer to exchange these securities in any state or jurisdiction where the Exchange Offer is not permitted. You should not assume that the information contained in this Exchange Offer Statement or the information incorporated by reference into this Exchange Offer Statement are accurate as of any date other than the date of this Exchange Offer Statement or the date of such information incorporated by reference, as the case may be.

The date of this Exchange Offer Statement is July 13, 2012, as amended July 27, 2012.

SUMMARY TERM SHEET – QUESTIONS AND ANSWERS

The following are answers to questions that you may have about the Exchange Offer. However, you should carefully read this entire Exchange Offer Statement and the other documents relating to the Exchange Offer because the answers set forth below are not exhaustive and may not cover all of the questions that you might have, and additional important information is contained in the remainder of this Exchange Offer Statement and the other documents relating to the Exchange Offer. Some of the responses in this “Summary Term Sheet—Questions and Answers” section contain references to other sections in this Exchange Offer Statement to help you find a more complete description of the topics covered in this section. The Exchange Offer is subject to the terms and conditions of the remainder of these documents, as they may be amended.

1.	What warrants are covered by the Exchange Offer and who is eligible to participate in the Exchange Offer?

Subject to the exceptions described below, only our outstanding warrants issued upon separation of the Units may be tendered for exchange pursuant to the Exchange Offer. As of July 10, 2012, there were Eligible Warrants outstanding to purchase 1,240,798 shares of our common stock, including: (i) Eligible Warrants to purchase 921,602 shares of our common stock at an exercise price of $5.59 per share and with an Accrual Credit equal to $4.88 per share of our common stock underlying such warrant and (ii) Eligible Warrants to purchase 319,196 shares of our common stock at an exercise price of $5.57 per share and with an Accrual Credit equal to $4.85 per share of our common stock underlying such warrant. Because we have already issued shares of our common stock to LSGC Holdings LLC (“LSGC Holdings”), an affiliate of Pegasus Capital Advisors, L.P. (“Pegasus Capital”), and Koninklijke Philips Electronics N.V. (“Philips”) in exchange for each of their otherwise eligible warrants pursuant to the Holdings Exchange Agreement and Philips Exchange Agreement, respectively (each as defined below), this Exchange Offer is not being made to LSGC Holdings or Philips. Accordingly, the Series D Warrants previously held by LSGC Holdings and Philips are not Eligible Warrants. Pegasus Capital, together with its affiliates, beneficially owned approximately 86.5% of our common stock as of July 10, 2012 (calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

For more information on the warrants covered by the Exchange Offer, see the section of this Exchange Offer Statement entitled “The Exchange Offer—Eligible Warrants.”

2.	Why is the company making the Exchange Offer?

On February 9, 2011, we entered into an Exchange Agreement with LSGC Holdings (the “Holdings Exchange Agreement”), effective as of February 4, 2011, pursuant to which we issued 54,500,000 shares of our common stock to LSGC Holdings in exchange for its Series D Warrant to purchase 60,758,777 shares of our common stock and a warrant issued on July 25, 2008 to purchase 942,857 shares of our common stock (the “Holdings Exchange”). LSGC Holdings received approximately 0.883 shares of our common stock for each warrant exchanged pursuant to the Holdings Exchange Agreement. On April 27, 2011, we entered into an Exchange Agreement with Philips (the “Philips Exchange Agreement”) pursuant to which we issued 1,359,273 shares of our common stock to Philips in exchange for its Series D Warrant to purchase 5,330,482 shares of our common stock. Philips received approximately 0.255 shares of our common stock for each warrant exchanged pursuant to the Philips Exchange Agreement.

3.	What will I receive in the Exchange Offer if I properly tender my Eligible Warrants and they are accepted?

The Exchange Offer is being made on the basis of a fixed exchange ratio of 0.897 shares of our common stock for each Eligible Warrant to purchase one share of our common stock. If necessary, we will round the number of shares of our common stock issued to any holder of Eligible Warrants who elects to participate in the Exchange Offer to the nearest whole number to avoid the issuance of fractional shares of our common stock. For example, if you hold an Eligible Warrant to purchase 100 shares of common stock, the Exchange Offer will give you the option to tender such warrant and receive 90 shares of our common stock.

4.	Am I required to participate in the Exchange Offer?

No, participation in the Exchange Offer is voluntary.

5.	When does the Exchange Offer end?

The Exchange Offer will expire at 5:00 p.m. Eastern Time on August 10, 2012 (or such later date as may apply if the Exchange Offer is extended). Although we reserve the right to extend the Exchange Offer at our discretion, we currently do not intend to do so. We will not accept delivery of any Letter of Transmittal either indicating your intent to tender your Eligible Warrants in the Exchange Offer (an “Election Form”) or withdraw previously tendered Eligible Warrants from the Exchange Offer (a “Withdrawal Form”) after the expiration of the Exchange Offer. If the Exchange Offer is extended, we will give you sufficient notice of the extension and the new anticipated expiration date. For more information regarding the expiration of the Exchange Offer, see the sections of this Exchange Offer Statement entitled “The Exchange Offer—Procedure for Tendering Eligible Warrants” and “The Exchange Offer—Extension of the Exchange Offer; Termination; Amendment.”

6.	Under what circumstances can the company extend, amend or terminate the Exchange Offer?

We do not intend to extend, amend or terminate the Exchange Offer. However, we reserve the right to extend the Exchange Offer for any reason or no reason at all. We also expressly reserve the right, at any time or from time to time, to amend the terms of the Exchange Offer in any respect prior to the expiration of the Exchange Offer. Further, we may be required by law to extend the Exchange Offer if we make a material change to the terms of the Exchange Offer or the information contained in this Exchange Offer Statement or if we waive a material condition to the Exchange Offer. During any extension of the Exchange Offer, Eligible Warrants that were previously tendered and not validly withdrawn will remain subject to the Exchange Offer. We reserve the right, in our sole discretion, to terminate the Exchange Offer at any time prior to the expiration of the Exchange Offer if any condition to the Exchange Offer is not met. If the Exchange Offer is terminated, no Eligible Warrants will be accepted for exchange and any Eligible Warrants that have been tendered will be returned to the holder thereof promptly after the termination of the Exchange Offer. For more information regarding our right to extend, amend or terminate the Exchange Offer, see the sections of this Exchange Offer Statement entitled “The Exchange Offer—Extension of the Exchange Offer; Termination; Amendment” and “The Exchange Offer—Conditions of the Exchange Offer.”

7.	How will I be notified if the company extends, amends or terminates the Exchange Offer?

If we extend, amend or terminate the Exchange Offer, we will promptly make a public announcement by issuing a press release, with the announcement in the case of an extension to be issued no later than 9:00 a.m. Eastern Time on the first business day after the previously scheduled expiration of the Exchange Offer. For more information regarding notification of extensions, amendments or the termination of the Exchange Offer, see the section of this Exchange Offer Statement entitled “The Exchange Offer—Extension of the Exchange Offer; Termination; Amendment.”

8.	When will I receive my shares of common stock?

The Exchange Offer will expire at 5:00 p.m. Eastern Time, on August 10, 2012 (or such later date as may apply if the Exchange Offer is extended). We will, upon expiration of the Exchange Offer, promptly cancel all properly tendered Eligible Warrants and promptly issue the corresponding shares of our common stock to the appropriate warrantholders. Should the expiration of the Exchange Offer be extended, then the cancellation date of the Eligible Warrants and issuance date of the shares of our common stock will be extended accordingly. For more information regarding our right to extend, amend or terminate the Exchange Offer, see the section of this Exchange Offer Statement entitled “The Exchange Offer—Extension of the Exchange Offer; Termination; Amendment.”

9.	Will the common stock to be issued in the Exchange Offer be freely tradable?

The shares of our common stock to be issued pursuant to the Exchange Offer are being offered and issued pursuant to the exemption from registration under the Securities Act provided by Section 3(a)(9) of the Securities Act. Shares of our common stock issued in exchange for Eligible Warrants that are freely tradable and not “restricted securities” within the meaning of the Securities Act will similarly be freely tradable and not restricted. Shares of our common stock issued in exchange for Eligible Warrants that are “restricted securities” within the meaning of the Securities Act will be restricted securities.

10.	Can I exchange a portion of my Eligible Warrants?

No. If you elect to participate in the Exchange Offer, you must exchange all of your Eligible Warrants.

11.	Are there conditions to the Exchange Offer?

The Exchange Offer is subject to a number of conditions described in the section of this Exchange Offer Statement entitled “The Exchange Offer—Conditions of the Exchange Offer.” We will not be required to accept any tendered Eligible Warrants or proceed with the Exchange Offer if the occurrence of any event or events described in such section makes it inadvisable, in our sole discretion, for us to proceed with the Exchange Offer.

The Exchange Offer is not conditioned upon any minimum level of participation by holders of Eligible Warrants. For more information regarding the conditions of the Exchange Offer, see the section of this Exchange Offer Statement entitled “The Exchange Offer—Conditions of the Exchange Offer.”

12.	What do I need to do to participate in the Exchange Offer?

To tender your Eligible Warrants, you must deliver a properly completed and signed Election Form, which is included with this Exchange Offer Statement, to our exchange agent, American Stock Transfer & Trust Company, LLC (the “Exchange Agent”), at the following address:

If delivering by mail: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

The method of delivery of your Eligible Warrants to the Exchange Agent is at your own option and risk. You are responsible for making sure that your Election Form is timely delivered to the Exchange Agent. To ensure that the Exchange Agent receives your Election Form before the expiration of the Exchange Offer, you must allow sufficient delivery time based upon the method of delivery that you choose. Your Eligible Warrants will not be considered tendered unless and until the Exchange Agent receives a properly completed and signed Election Form before the expiration of the Exchange Offer. If you miss this deadline, you will not be permitted to participate in the Exchange Offer.

For more information regarding how to participate in the Exchange Offer, see the sections of this Exchange Offer Statement entitled “The Exchange Offer—Procedure for Tendering Eligible Warrants,” and “The Exchange Offer—Change in Election; Withdrawal of Participation.”

13.	When and how can I withdraw previously tendered Eligible Warrants?

You may withdraw your tender of Eligible Warrants at any time before the expiration of the Exchange Offer. If we extend the Exchange Offer, you may withdraw your tender of Eligible Warrants at any time until the extended expiration of the Exchange Offer. To withdraw your tender of Eligible Warrants, the Exchange Agent must receive your properly completed and signed Withdrawal Form before the expiration of the Exchange Offer, which we expect to be August 10, 2012 (or such later date as may apply if the Exchange Offer is extended). Just as you may not tender only part of your Eligible Warrants, you may also not withdraw your election with respect to only a portion of your Eligible Warrants. If you withdraw the tender of your Eligible Warrants, you must reject this Exchange Offer with respect to all of your Eligible Warrants.

Your Withdrawal Form may be delivered by any of the means indicated for a valid tender of Eligible Warrants described in Question 12 above. The method of delivery of your Withdrawal Form is at your own option and risk. You are responsible for making sure that your Withdrawal Form is timely delivered to the Exchange Agent. To ensure that the Exchange Agent receives your Withdrawal Form before the expiration of the Exchange Offer and after its receipt of your Election Form, you must allow for sufficient delivery time based on the method of delivery that you choose. If you miss the deadline to withdraw your previously tendered Eligible Warrants, such warrants will be cancelled and exchanged for shares of our common stock pursuant to this Exchange Offer.

Once you have withdrawn the tender of your Eligible Warrants, you may re-tender your Eligible Warrants only by again following the procedures described in Question 12 above for validly tendering Eligible Warrants in this Exchange Offer. For more information regarding your right to withdraw your tender of Eligible Warrants, see the section of this Exchange Offer Statement entitled “Exchange Offer—Change in Election; Withdrawal of Participation.”

14.	Will I be required to give up all of my rights to my tendered Eligible Warrants?

Yes. Once we have accepted the tender of your Eligible Warrants upon the expiration of the Exchange Offer, your Eligible Warrants will be cancelled and you will no longer have any rights with respect to those warrants. Subject to our right to extend, amend or terminate the Exchange Offer, we will accept for exchange all Eligible Warrants that have been properly tendered (and have not been properly withdrawn) prior to the expiration of the Exchange Offer. For more information regarding the treatment of the tendered Eligible Warrants, see the section of this Exchange Offer Statement entitled “The Exchange Offer—Procedure for Tendering Eligible Warrants” and “The Exchange Offer—Source and Amount of Consideration.”

15.	What happens to my Eligible Warrants if I elect not to participate in the Exchange Offer?

Eligible Warrants that are not tendered for exchange pursuant to the Exchange Offer or that we do not accept for exchange will remain outstanding on their existing terms and conditions.

16.	What does the company recommend that I do in response to the Exchange Offer?

Although our Board has approved the Exchange Offer, neither the company nor our Board is making any recommendation as to whether or not you should participate in the Exchange Offer. Participation in the Exchange Offer carries risks and there is no guarantee that you will ultimately receive greater value from our common stock received pursuant to the Exchange Offer than from your Eligible Warrants if you do not elect to participate in the Exchange Offer. As a result, you must make your own decision regarding your participation in the Exchange Offer. We strongly recommend that you read the section of this Exchange Offer Statement entitled “Risk Factors” and consult with your own legal, financial and tax advisors in relation to any questions concerning the Exchange Offer, including any personal tax implications or otherwise.

17.	Will the company receive any cash proceeds from the Exchange Offer?

No. We will not receive any cash proceeds from the Exchange Offer.

18.	Will I have to pay income taxes, or be subject to any withholding taxes, if I exchange my Eligible Warrants in the Exchange Offer?

If you exchange your Eligible Warrants for shares of our common stock, you should not be required, under current law, to recognize income for U.S. federal income tax purposes at the time of the exchange. However, the tax consequences of the Exchange Offer to a U.S. Holder of Eligible Warrants are not well defined by the existing authorities. For more information regarding the income tax implications of the Exchange Offer, see the section of this Exchange Offer Statement entitled “Certain Tax Consequences of the Exchange Offer.”

Before deciding whether to participate in the Exchange Offer, you should consult with your personal tax, financial and legal advisors with respect to the consequences of exchanging your Eligible Warrants for shares of our common stock. You should consider the federal, state, local and foreign tax laws applicable to you, as well as tax consequences arising from your particular personal circumstances. We are not responsible for any adverse tax or other financial consequences that may result from your participation in the Exchange Offer, irrespective of the source of or reason for any such negative consequences.

19.	Whom can I talk to if I have questions about the Exchange Offer?

If you have any questions regarding the procedures for tendering your Eligible Warrants in the Exchange Offer, require additional Exchange Offer materials or require assistance in tendering or withdrawing your tender of Eligible Warrants, please contact the Exchange Agent. The contact information for the Exchange Agent is listed under the heading “The Exchange Offer—Exchange Agent.”

FORWARD-LOOKING STATEMENTS

This Exchange Offer Statement and our reports filed with the SEC referred to herein include forward-looking statements that are based on our beliefs and our management’s current assumptions, expectations, estimates, forecasts and projections about us, our future performance and our liquidity. All statements in this Exchange Offer Statement and our reports filed with the SEC, other than statements of historical facts contained in, or incorporated by reference into this Exchange Offer Statement, including statements regarding the future financial position, business strategy and plans and objectives of our management for future operations, are forward-looking statements. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements in this Exchange Offer Statement and our reports filed with the SEC regarding our business strategy, future operations, financial position, cost savings, prospects, plans and objectives, as well as information concerning industry trends and expected actions of third parties, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Therefore, actual future events or results may differ materially from these statements. We believe that the factors that could cause our actual results to differ materially from these statements include the factors that we describe in the section of this Exchange Offer Statement entitled “Risk Factors” and elsewhere in this Exchange Offer Statement and the information incorporated by reference into this Exchange Offer Statement. These factors, risks and uncertainties include, but are not limited to, the following:

•	the timing and volume of sales of our products;

•	the success of our marketing strategy;

•	any litigation involving us;

•	market acceptance of our products;

•	the success of our manufacturing and research and development efforts (including any unanticipated delays);

•	our ability to increase production capacity to meet demand;

•	our ability to execute on our strategic plans;

•	our relationships with customers and suppliers;

•	the costs and timing of obtaining new patent rights;

•	our ability to enforce existing patents;

•	regulatory changes affecting us;

•	competition in our industry,

•	technological developments in the market for lighting products;

•	evolving industry standards; and

•	the amount of working capital investments we are required to make.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this Exchange Offer Statement and the information incorporated by reference into this Exchange Offer Statement. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to be materially different than those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this Exchange Offer Statement or to reflect the occurrence of unanticipated events, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC.

RISK FACTORS

Participating in the Exchange Offer involves a number of risks and uncertainties, including those described below. You should carefully consider each of the risks described below, together with all of the other information set forth elsewhere in this Exchange Offer Statement and the information incorporated by reference in this Exchange Offer Statement, before deciding whether to tender your Eligible Warrants in the Exchange Offer. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially negatively affected and you may lose all or part of your investment. You are also encouraged to speak with your personal legal counsel, accountant, financial and/or tax advisor(s) before deciding whether to tender your Eligible Warrants in the Exchange Offer.

You should also refer to the risk factors included in our public filings with the SEC, which are incorporated by reference herein, for additional risk factors relating to our business, the industry in which we operate and an investment in our common stock.

Risks Related to the Exchange.

If the trading price of our common stock increases in the future, your Eligible Warrants might be worth more than the common stock that you receive pursuant to the Exchange Offer.

If you participate in the Exchange Offer and the trading price of our common stock increases in the future, you may receive fewer shares of our common stock in the Exchange Offer than the number of shares of our common stock you could receive if you had not participated in the Exchange Offer and subsequently exercised your Eligible Warrants. Therefore, it is possible that in the future your Eligible Warrants could be of greater economic value than the shares of our common stock issued pursuant to the Exchange Offer.

The issuance of additional shares of our common stock upon the exchange of tendered Eligible Warrants will dilute our existing stockholders as well as our future stockholders.

If the holders of our Eligible Warrants accept the Exchange Offer, we will issue additional shares of our common stock. These issuances will dilute the ownership of other holders of our common stock.

Risks Related to Our Business and Common Stock.

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on April 16, 2012 (as amended by the Forms 10-K/A filed with the SEC on April 30, 2012, and May 3, 2012 (collectively, the “2011 Annual Report”)), our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 14, 2012 (the “2012 Quarterly Report”), the information provided in this Exchange Offer Statement and our Tender Offer Statement on Schedule TO and the other materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible Warrants in the Exchange Offer. You may access these filings free of charge electronically at the SEC’s Internet site at http://www.sec.gov. We will provide without charge to each person to whom a copy of this Exchange Offer Statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).

For more information regarding where you can receive such reports, see the section of this Exchange Offer Statement entitled “Available Information/Incorporation by Reference.”

THE EXCHANGE OFFER

Eligible Warrants.

Between March 3, 2010 and July 9, 2010, we issued 67,260,303 Units of our securities, each of which consisted of one share of our Series D Preferred Stock and a Series D Warrant to purchase one share of our common stock.

On November 6, 2009, we filed a Registration Statement on Form S-1 with the SEC related to a rights offering to certain of our existing security holders (the “Rights Offering”) pursuant to which we offered 25,268,193 Units at a price per Unit of $1.006. On March 3, 2010, we consummated the Rights Offering and issued 301,268 Units to certain of our existing security holders. Upon consummation of the Rights Offering, we issued 35, 017,667 Units to affiliates of Pegasus Capital in satisfaction of approximately $35.2 million of principal and interest accrued pursuant to that certain convertible note agreement, dated as of August 27, 2009, between the company and an affiliate of Pegasus Capital (the “Pegasus Convertible Note”). Similarly, we issued 5,330,482 Units in satisfaction of approximately $5.4 million of principal and interest accrued pursuant to that certain convertible note agreement, dated as of August 27, 2009, between the company and Philips. On April 19, 2010, we sold 24,097,148 Units to an affiliate of Pegasus Capital and 869,777 Units to certain assignees of Pegasus Capital pursuant to the option to purchase Units previously granted to Pegasus Capital in satisfaction of a transaction fee, and in consideration for Pegasus Capital extending its guarantee of our obligations, in connection with our line of credit with the Bank of Montreal. On July 9, 2010, in accordance with our guaranty agreement with Pegasus Capital in connection with our line of credit with the Bank of Montreal, we issued an affiliate of Pegasus Capital 88,102 Units in satisfaction of its accrued guaranty fee of $89,000.

Each Series D Warrant initially had an exercise price of $6.00 per share, except for the Series D Warrant issued to Philips, which initially had an exercise price of $12.00 per share. Each share of Series D Preferred Stock accrued an annual cumulative dividend of 25% of the liquidation value of such share, which compounded annually on the anniversary of the date of the issuance of such share. A portion of the annual cumulative dividend consisted of a 17% non-cash dividend credited to the account of the holder of such share (the “Exercise Price Accrual”). The Exercise Price Accrual could only be used upon the redemption (or deemed redemption) of the Series D Preferred Stock to fund the payment of the exercise price payable upon exercise of all or a portion of such holder’s Series D Warrants. The remaining annual cumulative dividend would be payable in cash solely upon the redemption (or deemed redemption) of the Series D Preferred Stock.

On December 22, 2010, we amended our Certificate of Incorporation to provide for the (i) separation of each Unit into its component parts of one share of Series D Preferred Stock and one Series D Warrant and (ii) automatic conversion of all outstanding shares of Series D Preferred Stock into shares of our common stock, which occurred on December 28, 2010. On December 30, 2010, we entered into a Warrant Agreement, effective as of December 22, 2010 (the “Warrant Agreement”), with American Stock Transfer & Trust Company, LLC, as warrant agent, which governs the terms of the separated Series D Warrants. Pursuant to the Warrant Agreement, the exercise price of each Series D Warrant was reduced by between $0.08 and $0.10 per share of common stock issuable upon exercise of such Series D Warrant (depending on the date of issuance of such warrant). The Warrant Agreement also provided each Series D Warrant holder with an Accrual Credit ranging from approximately $4.85 to $4.88 (depending on the date of issuance of such warrant) for each share of common stock issuable upon exercise of such Series D Warrant. The Accrual Credit may only be used to fund the payment of the exercise price of all or a portion of such holder’s Series D Warrants and cannot be used for such payment until the earlier of: (i) the passage of eight years from the date of issuance of such Series D Warrant or (ii) a Liquidation Event (as defined in the Warrant Agreement) of the company.

On May 25, 2012, we entered into a Preferred Stock Subscription Agreement with RW LSG Holdings LLC (an affiliate of Riverwood LSG Management Holdings LLC and Riverwood Capital Partners L.P., collectively, “Riverwood”) and certain other purchasers identified on the signature pages thereto, pursuant to which we issued an aggregate of 60,705 shares of our Series H Convertible Preferred Stock (“Series H Preferred Stock”) and 6,364 shares of Series I Convertible Preferred Stock (“Series I Preferred Stock,” and together with the Series H Preferred Stock, the “Preferred Shares”). Each Preferred Share is convertible at any time, at the election of the holder thereof, into the number of shares of our common stock equal to the quotient obtained by dividing (a) the $1,000 stated value of such Preferred Share by (b) the $1.18 conversion price, subject to adjustment in accordance with certificates of designation concerning such Preferred Shares.

As a result of the issuance of Preferred Shares and pursuant to sections 8(f) and 8(g) of the Warrant Agreement, the outstanding Series D Warrants received an adjustment to the exercise price and the number of shares of our common stock underlying such warrants (the “Warrant Adjustment”). Prior to such adjustment there were Eligible Warrants outstanding to purchase 1,171,044 shares of our common stock including: (i) Eligible Warrants to purchase 869,776 shares of our common stock at an exercise price of $5.90 per share and with an Accrual Credit equal to $4.88 per share of our common stock underlying such warrant and (ii) Eligible Warrants to purchase 301,268 shares of our common stock at an exercise price of $5.92 per share and with an Accrual Credit equal to $4.85 per share of our common stock underlying such warrant.

Pursuant to the Warrant Adjustment, the number of outstanding Eligible Warrants increased from 1,171,044 to 1,240,798. As of July 10, 2012, the 1,240,798 outstanding Eligible Warrants consisted of: (i) Eligible Warrants to purchase 921,602 shares of our common stock at an exercise price of $5.59 per share and with an Accrual Credit equal to $4.88 per share of our common stock underlying such warrant and (ii) Eligible Warrants to purchase 319,196 shares of our common stock at an exercise price of $5.57 per share and with an Accrual Credit equal to $4.85 per share of our common stock underlying such warrant. Upon application of the Accrual Credit, the remaining exercise price for each Eligible Warrant would be either $0.71 or $0.72 per share of our common stock (depending on the issuance date of such warrant).

Because we have already issued shares of our common stock to LSGC Holdings, an affiliate of Pegasus Capital, and Philips in exchange for their otherwise eligible Series D Warrants pursuant to the Holdings Exchange Agreement and Philips Exchange Agreement, respectively, the Exchange Offer is not being made to LSGC Holdings or Philips.

Purpose of the Exchange Offer.

As previously disclosed on our Current Report on Form 8-K filed with the SEC on February 10, 2011, in an effort to simplify our capital structure, on February 9, 2011, we entered into the Holdings Exchange Agreement pursuant to which we issued 54,500,000 shares of our common stock to LSGC Holdings in exchange for its Series D Warrant to purchase 60,758,777 shares of our common stock and a warrant issued on July 25, 2008 to purchase 942,857 shares of our common stock. LSGC Holdings received approximately 0.883 shares of our common stock for each warrant exchanged pursuant to the Holdings Exchange Agreement.

As previously disclosed on our Current Report on Form 8-K filed with the SEC on April 28, 2011, on April 27, 2011 we entered into the Philips Exchange Agreement pursuant to which we issued 1,359,273 shares of our common stock to Philips in exchange for a Series D Warrant to purchase 5,330,482 shares of common stock. Philips received approximately 0.255 shares of our common stock for each Series D Warrant exchanged pursuant to the Philips Exchange Agreement. The Exchange Offer will provide the remaining holders of Series D Warrants an opportunity to exchange such warrants on terms substantially similar to those offered to LSGC Holdings.

Procedures for Tendering Eligible Warrants.

To tender your Eligible Warrants in the Exchange Offer, you must properly complete, sign and deliver to the Exchange Agent the attached Letter of Transmittal indicating your intent to tender your Eligible Warrants in the Exchange Offer before 5:00 p.m. Eastern Time, on August 10, 2012 (or such later date as may apply if the Exchange Offer is extended). The Election Form must be completed in accordance with the instructions of such form and the requirements of this Exchange Offer Statement. Although we reserve the right to extend the Exchange Offer at our sole discretion, we currently do not intend to do so.

The method of delivery of all documents, including your Election Form and any Withdrawal Form, is at your election and risk. You should allow sufficient time to ensure timely delivery of such forms to the Exchange Agent. We will not accept delivery in any manner of any Election Form or Withdrawal Form after expiration of the Exchange Offer.

If you do not submit an Election Form for your Eligible Warrants prior to the expiration of the Exchange Offer, or if you submit an incomplete or incorrectly completed Election Form, you will be deemed to have chosen not to participate in the Exchange Offer. The receipt of your Election Form is not by itself an acceptance by the company of your tender of Eligible Warrants for exchange. We will be deemed to have accepted for exchange all Eligible Warrants that are validly tendered and are not properly withdrawn as of the time when we give written notice to the Eligible Warrant holders of our acceptance for exchange of such tendered Eligible Warrants. We may issue such notice by press release, e-mail or other form of communication. Eligible Warrants accepted for exchange will be cancelled promptly following the expiration of the Exchange Offer, or August 10, 2012 (or such later date as may apply if the Exchange Offer is extended).

We will determine, in our sole discretion, all questions as to the number of shares of our common stock issuable in exchange for the Eligible Warrants and the validity, form, eligibility, including time of receipt, and acceptance of any tendered Eligible Warrants. Furthermore, subject to our compliance with Rule 13e-4 under the Exchange Act, we reserve the right to waive, with respect to all Eligible Warrant holders, any of the conditions of the Exchange Offer or any defects or irregularities. The Exchange Offer is a one-time offer and we will strictly enforce the expiration of the Exchange Offer, subject only to any extension that we may grant in our sole discretion.

By tendering your Eligible Warrants in the Exchange Offer, you accept the terms and conditions of the Exchange Offer and our acceptance of your tender of Eligible Warrants into the Exchange Offer will constitute a binding agreement between the company and you upon the terms and subject to the conditions of the Exchange

Offer. Our promise to grant shares of our common stock promptly following the expiration of the Exchange Offer reflects this commitment. Subject to our right to extend, amend or terminate the Exchange Offer, we will accept for exchange all Eligible Warrants that are properly tendered prior to the expiration of the Exchange Offer.

Change in Election; Withdrawal of Participation.

You may change your election with respect to your Eligible Warrants at any time prior to the expiration of the Exchange Offer. To withdraw your tender of Eligible Warrants for exchange, you must properly complete, sign and deliver to the Exchange Agent the attached Letter of Transmittal withdrawing your previously tendered Eligible Warrants from the Exchange Offer before 5:00 p.m. Eastern Time on August 10, 2012 (or such later date as may apply if the Exchange Offer is extended). Your Withdrawal Form must (i) be completed in accordance with the instructions of such form and the requirements of this Exchange Offer Statement, (ii) bear the same or a later date than your previous properly completed, signed and delivered Election Form and (iii) be delivered to the Exchange Agent subsequent to the delivery of such Election Form but prior to the expiration of the Exchange Offer.

Delivery of a Withdrawal Form in the manner described herein prior to the expiration of the Exchange Offer will automatically and entirely rescind any Election Form that you have previously submitted and you will be deemed to have chosen not to participate in the Exchange Offer.

A Withdrawal Form, once properly submitted, cannot by itself be rescinded and the Eligible Warrants withdrawn pursuant to a properly tendered Withdrawal Form will not be deemed properly tendered for purposes of the Exchange Offer. Should you nevertheless wish to tender your Eligible Warrants at a subsequent time after properly completing, signing and delivering a Withdrawal Form, you must properly re-tender your Eligible Warrants before the expiration of the Exchange Offer by following the procedures described above under the heading “The Exchange Offer—Procedures for Tendering Eligible Warrants.”

Delivery of a subsequent valid Election Form in the manner described herein prior to the expiration of the Exchange Offer will automatically and entirely invalidate any Withdrawal Form(s) that you have previously submitted. You may also withdraw your tender of Eligible Warrants pursuant to Rule 13e-4(f)(2)(ii) under the Exchange Act if such Eligible Warrants have not been accepted by us for exchange within 40 business days from the commencement of the Exchange Offer.

Neither the company nor any other person is obligated to inform you of any defects or irregularities in any Letter of Transmittal. We will determine, in our sole discretion, all questions as to the validity and form, eligibility, including time of receipt, and acceptance of all Letter of Transmittal.

Exchange Agent.

American Stock Transfer & Trust Company, LLC has been appointed as the Exchange Agent for the Exchange Offer. Any documents or certificates required to be delivered to the company or the Exchange Agent in connection with the Exchange Offer or pursuant to this Exchange Offer Statement should be sent to the following address:

If delivering by mail: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	If delivering by hand or courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any tendered Eligible Warrants, and we may terminate or amend the Exchange Offer or postpone our acceptance of any tendered

Eligible Warrants and the issuance of shares of our common stock, in each case subject to Rule 13e-4(f)(5) promulgated under the Exchange Act, if, at any time before the expiration of the Exchange Offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment, the occurrence of such event or events makes it inadvisable for us to proceed with the Exchange Offer:

a)	any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened in writing or instituted or pending before any court, authority, agency or tribunal seeking to enjoin, make illegal or delay completion of the Exchange Offer, the acquisition of some or all of the tendered Eligible Warrants, the issuance of our common stock, or otherwise relates to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects;

b)	any action is threatened in writing, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction is threatened in writing, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the acceptance of the tender of Eligible Warrants illegal or otherwise prohibit consummation of the Exchange Offer or otherwise relates in any manner to the Exchange Offer;

•	delay our ability, or render us unable, to accept some or all of the tendered Eligible Warrants;

•	materially impair the benefits we hope to receive as a result of the Exchange Offer; or

•

materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

c)	there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record a compensation expense against our earnings in connection with the Exchange Offer for financial reporting purposes

•	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States; or

•	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

d)	a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•

any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding common stock, or any new group shall have been formed that beneficially owns more than 5% of our outstanding common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the expiration date of the Exchange Offer; or

•

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities;.

If any of the above events occur, we may:

a)	terminate the Exchange Offer, in which case all tendered Eligible Warrants would remain outstanding on their pre-existing terms and conditions, including, without limitation, their exercise prices, Accrual Credit and expiration dates;

b)	complete and/or extend the Exchange Offer and, subject to your withdrawal rights, retain all tendered Eligible Warrants until the extended Exchange Offer expires;

c)	amend the terms of the Exchange Offer; or

d)	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Exchange Offer is open, complete the Exchange Offer.

The foregoing conditions to the Exchange Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration of the Exchange Offer.

In addition to the foregoing, we may waive any of the conditions to the Exchange Offer, in whole or in part, at any time and from time to time prior to the expiration of the Exchange Offer, in our sole discretion, whether or not we waive any other condition to the Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.

Market Price of Our Common Stock.

The Eligible Warrants give their holders the right to acquire shares of our common stock. The Eligible Warrants are not traded on any trading market.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol “LSCG.OB.”

Our common stock last traded at $1.09 on July 10, 2012, and, as of July 10, 2012, there were approximately 197 stockholders of record of our common stock. We believe the number of beneficial owners is greater than the number of record holders because additional beneficial owners of our outstanding common stock hold shares of record in broker “street names” for the benefit of individual investors. As of July 10, 2012, there were 204,521,432 shares of common stock outstanding.

The following table provides the high and low bid price information for our common stock for each quarterly period within the two most recent fiscal years as reported by: (i) the pink sheets from May 19, 2009 through August 30, 2010, and (ii) the OTC Bulletin Board from August 31, 2010 through July 10, 2012. The quotation reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	HIGH	LOW
2012
First Quarter	$1.66	$1.00
Second Quarter	$1.74	$0.90
Third Quarter (through July 10, 2012)	$1.41	$1.01

2011
First Quarter	$5.20	$3.25
Second Quarter	$4.22	$2.85
Third Quarter	$3.45	$2.28
Fourth Quarter	$2.77	$1.32

2010
First Quarter	$1.05	$0.60
Second Quarter	$2.50	$0.81
Third Quarter	$2.30	$1.18
Fourth Quarter	$3.70	$1.75

The trading price of our common stock has fluctuated widely in the past and may be expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control.

We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Eligible Warrants.

Source and Amount of Consideration.

If the holders of our Eligible Warrants accept the Exchange Offer, we will issue additional shares of our common stock. The Exchange Offer is being made on the basis of a fixed exchange ratio of 0.897 shares of our common stock for each Eligible Warrant to purchase one share of our common stock. If necessary, we will round the number of shares of common stock issued to any holder to the nearest whole number to avoid the issuance of fractional shares of common stock.

The maximum number of shares of our common stock that we could be required to issue in the Exchange Offer, assuming holders of all outstanding Eligible Warrants tender such warrants in the Exchange Offer, would be 1,113,026 shares of common stock. The 1,113,026 shares of our common stock issuable upon exchange of the Eligible Warrants would constitute approximately 0.544% of our common stock outstanding as of July 10, 2012. We will issue shares of our common stock in the Exchange Offer from authorized but unissued shares.

The stated number of shares of our common stock outstanding is based on 204,529,461 shares outstanding as of July 10, 2012 and excludes:

•

30,669,926 shares of our common stock issuable upon the exercise of outstanding options under our 2012 Amended and Restated Equity-Based Compensation Plan (the “Equity Plan”), as of July 10, 2012, at a weighted average exercise price of $1.46 per share;

•	68,370 shares of our common stock issuable upon the vesting of shares of restricted stock previously awarded under the Equity Plan as of July 10, 2012;

•	20,972,521 shares of our common stock reserved and available for future issuance under the Equity Plan as of July 10, 2012;

•	7,349,276 shares of our common stock issuable upon the exercise of outstanding warrants as of July 10, 2012, at a weighted average exercise price of $2.23 per share;

•

18,092,511 shares of our common stock issuable upon the exercise of outstanding warrants as of July 10, 2012, with an exercise price that will be determined as of the date of exercise of such warrants and be equal to the difference obtained by subtracting (a) the fair market value for each share of our common stock on the day immediately preceding the date of exercise and (b) the quotient obtained by dividing (i) 5% of the amount by which our total equity value exceeds $500 million by (ii) the number of shares underlying such warrants; and

•

108,064,411 shares of our common stock issuable upon the conversion of our 65,051 outstanding shares of Series H Convertible Preferred Stock and 62,465 outstanding shares of Series I Convertible Preferred Stock, all of which are convertible into the number of shares of our common stock obtained by dividing (a) the $1,000 stated value of such Preferred Shares by (b) the $1.18 conversion price.

Subject to our right to extend, terminate or amend the Exchange Offer, and upon the terms and subject to the conditions set forth in the Exchange Offer, we will, upon expiration of the Exchange Offer, promptly cancel all properly tendered Eligible Warrants and promptly issue the corresponding shares of our common stock to the applicable holders.

Extension of the Exchange Offer; Termination; Amendment.

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event set forth under the heading “The Exchange Offer—Conditions of the Exchange Offer” has occurred or is deemed to have occurred, to extend the expiration of the Exchange Offer and delay the acceptance for exchange of any tendered Eligible Warrants. If we decide to extend the expiration of the Exchange Offer, you will be given written notice of such extension and delay as described below. In the event of any extension or delay of the Exchange Offer, we will also extend your right to withdraw your tender of Eligible Warrants until such extended expiration. In the case of an extension of the Exchange Offer, we will issue a press release, e-mail or other form of communication no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled date of expiration.

Subject to compliance with applicable law, we also reserve the right, in our sole discretion, at any time and regardless of whether any event described under the heading “The Exchange Offer—Conditions of the Exchange Offer” has occurred or is deemed to have occurred, to terminate or amend the Exchange Offer in any respect before the expiration of the Exchange Offer, including by decreasing or increasing the consideration offered in the Exchange Offer, and to postpone the acceptance and cancellation of any tendered Eligible Warrants by giving written notice of the termination or amendment to you or by making a public announcement of such termination or amendment. Our reservation of the right to delay acceptance and cancellation of the tendered Eligible Warrants is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the Eligible Warrants promptly after termination, amendment or withdrawal of a tender offer.

The minimum period during which the Exchange Offer will remain open following material changes to the terms of the Exchange Offer or in the information concerning the Exchange Offer, other than a change in the consideration being offered, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the consideration being offered for the Eligible Warrants in the Exchange Offer, the Exchange Offer will remain open for at least 10 business days from the date of notice of such modification. If any term of the Exchange Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Warrants, we will promptly disclose the amendments in a manner reasonably designed to inform holders of Eligible Warrants of such amendment and will extend the Exchange Offer so that at least five business days, or such longer period as may be required by applicable law, remain after the date of notice of such change.

For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Summary Financial Information.

Financial Information

Summary Consolidated Financial Data

The information contained in our 2012 Annual Report under the heading “Financial Statements and Supplementary Data” and in our 2012 Quarterly Report under the heading “Financial Statements” is incorporated herein by reference.

The following table presents our summary consolidated financial data as of the dates and for the periods indicated. We derived the summary consolidated financial data for the years ended December 31, 2010 and 2011 from our audited consolidated financial statements included in our 2011 Annual Report. Summary consolidated financial data for the three months ended March 31, 2011 and 2012 and as of March 31, 2012, are derived from our unaudited consolidated financial statements included in our 2012 Quarterly Report. Our historical results are not necessarily indicative of the results to be expected in any future period and the results for the three months ended March 31, 2012 are not necessarily indicative of results to be expected for the full year or for any other period. You should read this summary consolidated financial data in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes, included in our 2011 Annual Report and our 2012 Quarterly Report, as applicable.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2012	2011	2011	2010
Consolidated Statements of Operations Data:
Revenue	$38,938,981	$21,218,416	$108,981,588	$53,169,013
Cost of goods sold	35,017,989	22,737,385	129,187,145	59,021,851

Gross margin (deficit)	3,920,992	(1,518,969)	(20,205,557)	(5,852,838)

Loss from operations	(15,730,872)	(15,969,685)	(94,577,883)	(65,313,484)

Net loss	(18,524,117)	(16,361,792)	(90,434,568)	(295,138,939)

Dividend requirements
6% return on Series B Preferred Stock	—	—	—	784,142
8% return on Series C Preferred Stock	—	—	—	213,610

Net loss attributable to common stock	$(18,524,117)	$(16,361,792)	$(90,434,568)	$(296,136,691)

Net loss per weighted average common share:
Basic and diluted	$—	$(0.10)	$(0.48)	$(6.69)
Basic and diluted attributable to controlling shareholders	$(0.01)	$—	$—	$—
Basic and diluted attributable to noncontrolling shareholders	$(0.51)	$—	$—	$—

Weighted average number of shares used to compute net loss per common share
Basic and diluted	—	163,208,784	189,671,299	44,274,077
Basic and diluted attributable to controlling shareholders	172,294,331	—	—	—
Basic and diluted attributable to noncontrolling shareholders	32,353,768	—	—	—

	As of March 31,	As of December 31,
	2012	2011	2010
Consolidated Balance Sheet Data:
Cash	391,287	3,071,673	14,489,700
Working capital (1)	14,506,431	18,284,652	11,178,922
Total assets	111,275,054	114,650,508	72,493,363
Total liabilities	127,418,462	102,066,009	47,811,852
Total shareholders’ (deficit) equity	(16,143,408)	12,584,499	24,681,511

(1)	Working capital is defined as our current assets minus our current liabilities.

Net tangible book value

Our historical net tangible book value (deficit) as of March 31, 2012 was approximately $(17.2) million, or $(0.08) per share of common stock based on 206,912,778 shares issued and outstanding as of such date. Net tangible book value (deficit) per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of shares of our common stock then issued and outstanding.

Interests of Directors and Officers; Transactions and Arrangements Concerning the Eligible Warrants and our Common Stock.

The following table sets forth, as of July 10, 2012, the directors and executives officers of the company. The address of each person listed is Lighting Science Group Corporation, 1227 South Patrick Drive, Building 2A, Satellite Beach, Florida 32937, and the telephone number is (321) 779-5520.

Name	Age	Position

Steven G. Marton	56	Chairman and Chief Executive Officer

Gregory Kaiser	40	Chief Financial Officer

Frederic Maxik	51	Chief Technology Officer

Donald Harkleroad	68	Vice Chairman of the Board of Directors

Bradley Knight	53	Chief Operating Officer

Keith Scott	59	Chief Commercial Officer

Nicholas Brathwaite	53	Director

Andrew Cooper	42	Director

Kaj den Daas	61	Director

Thomas Smach	52	Director

Steven Wacaster	36	Director

Leon Wagner	58	Director

During the past 60 days before and including July 13, 2012, we have not entered into any transactions with our directors, executive officers, and 5% holders and their affiliates involving Eligible Warrants.

During the past 60 days before and including July 13, 2012, we have entered into the following transactions with our directors, executive officers, and 5% holders and their affiliates involving shares of our common stock:

•

On May 18, 2012, we issued 166,000 shares of our common stock to PCA LSG Holdings, LLC (“PCA”) in connection with PCA’s purchase of 2,000 units of our securities (the “Series G Units”) at a price per Series G Unit of $1,000 and total consideration of $2,000,000. Each Series G Unit consisted of: (i) one share of our Series G Preferred Stock, par value $0.001 per share and (ii) 83 shares of our common stock. PCA is an affiliate of Pegasus Capital, who together with its affiliates, is our largest stockholder and beneficially owns approximately 86.5% of our common stock as of July 10, 2012 (calculated in accordance with Rule 13d-3 of the Exchange Act).

•

On May 25, 2012, we issued 50,000 shares of our Series H Preferred Stock to Riverwood. Each share of Series H Preferred Stock is convertible at any time, at the election of the holder thereof, into the number of shares of our common stock equal to the quotient obtained by dividing (a) the $1,000 stated value of such share by (b) the $1.18 conversion price, subject to adjustment in accordance with the terms of the certificate of designation of the Series H Preferred Stock. Additionally, as compensation for certain services provided to the company in connection with such issuance, we issued Riverwood a warrant to acquire 18,092,511 shares of our common stock. On June 15, 2012 Riverwood assigned an aggregate of 5,427,751 warrant shares and 5,000 shares of Series H Preferred Stock to certain of its investors. Riverwood beneficially owns approximately 19.9% of our common stock as of July 10, 2012 (calculated in accordance with Rule 13d-3 of the Exchange Act).

•

On May 25, 2012, we issued 18,316, 15,577 and 6,651 shares of our Series I Preferred Stock to PCA, LSGC Holdings II LLC (“Holdings II”), and Leon Wagner, a member of our Board, respectively. Each share of Series I Preferred Stock is convertible at any time, at the election of the holder thereof, into the number of shares of our common stock equal to the quotient obtained by dividing (a) the $1,000 stated value of such share by (b) the $1.18 conversion price, subject to adjustment in accordance with the terms of the certificate of designation of the Series I Preferred Stock. The shares of Series I Convertible Preferred Stock were issued to PCA, Holdings II and Mr. Wagner in exchange for 17,650, 14,958 and 6,651 shares of our Series G Preferred Stock, respectively, which contained certain rights to elect to convert such shares of Series G Preferred Stock into securities subsequently issued by the company. PCA and Holdings II are each affiliates of Pegasus.

•

On July 5, 2012, our Board issued to: (i) Steve Marton, our Interim Chief Executive Officer, (a) a nonqualified stock option to purchase 1,350,748 shares of our common stock and (b) an incentive stock option to purchase 149,252 shares of our common stock; (ii) Fred Maxik, our Chief Technology Officer, (a) a nonqualified stock option to purchase 634,829 shares of our common stock and (b) an incentive stock option to purchase 298,504 shares of our common stock; (iii) Keith Scott, our Chief Commercial Officer, (a) a nonqualified stock option to purchase 2,639,695 shares of our common stock and (b) an incentive stock option to purchase 298,504 shares of our common stock and (iv) Brad Knight, our Interim Chief Operating Officer, a nonqualified stock option to purchase 2,938,199 shares of our common stock. Each of the incentive stock options and nonqualified stock options has an exercise price of $1.34 per share (the closing price of our common stock on the grant date of such options) and a term of ten years.

Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Warrants pursuant to the Exchange Offer. We will reimburse, upon request, brokers and dealers for reasonable and customary handling and mailing expenses accrued by them in forwarding materials relating to the Exchange Offer to their customers. The company will pay a fixed fee to the Exchange Agent. The services provided by the Exchange Agent will not include the solicitation of tenders of Eligible Warrants. We have also incurred certain other expenses in preparation of the Exchange Offer.

CERTAIN TAX CONSEQUENCES OF THE EXCHANGE OFFER

Certain U.S. Federal Income Tax Consequences to U.S. Holders.

The following summary describes certain U.S. federal income tax considerations that may be relevant to U.S. Holders (as defined below) that participate in the Exchange Offer to exchange Eligible Warrants for our common stock. This discussion does not describe U.S. federal income tax considerations that may be relevant to non-U.S. persons and other Eligible Warrant holders that are not U.S. Holders; such holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

This summary applies only to holders who hold the Eligible Warrants and will hold the common stock as capital assets (generally, property held for investment). This summary does not purport to address all potential tax considerations that may be relevant to a holder based on his, her or its particular situation and does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	partnerships or other pass-through entities or holders of interests therein;

•	tax-exempt organizations;

•	dealers or traders in securities or currencies;

•

holders that hold common stock or Eligible Warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar; or

•	certain U.S. expatriates or long-term U.S. residents.

In addition, this summary does not address the U.S. federal estate and gift tax, alternative minimum tax, state and local tax or other tax consequences that may be relevant to a holder that participates in the Exchange Offer. U.S. Holders are strongly advised to consult their tax advisors with respect to the application of the U.S. tax laws to their particular situation.

This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or to differing interpretations by the Internal Revenue Service or a court, which could alter the tax consequences described herein. For purposes of this description, a U.S. Holder is a beneficial owner of Eligible Warrants or common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including an entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (y) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If a partnership (or any entity treated as a partnership for U.S. federal income tax purposes) holds Eligible Warrants, the tax treatment of participating in the Exchange Offer to the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. Each partner is urged to consult his, her or its own tax advisor with respect to the U.S. federal income tax considerations of a partnership participating in the Exchange Offer.

This summary is included herein as general information only. No statutory or judicial authority directly addresses all aspects of transactions similar to the Exchange Offer. We have not sought and do not intend to seek any rulings from the Internal Revenue Service or opinions of counsel regarding the tax consequences described herein, and accordingly, there is no assurance that the Internal Revenue Service will not successfully challenge any of the tax consequences described herein.

Participation in the Exchange Offer.

If and to the extent you elect to participate in the Exchange Offer, we will treat the transaction as a “recapitalization” exchange of Eligible Warrants for shares of our common stock. The consequences for U.S. federal income tax purposes of such characterization should be that (i) the exchange of existing Eligible Warrants for new common stock would not cause recognition of gain or loss, (ii) your tax basis in the new common stock received in the exchange would be equal to the tax basis in your exchanged Eligible Warrants, and (iii) your holding period for the new common stock received in the exchange would include your holding period for the exchanged Eligible Warrants.

Non-Participants in the Exchange Offer.

If you do not participate in the Exchange Offer, the company intends to treat the Exchange Offer as not resulting in any U.S. federal income tax consequences to you.

Information Reporting and Backup Withholding.

Based on this recapitalization treatment, if you are a participating holder that owns at least 5% of the company’s common stock immediately before the exchange, you will be required to file with your U.S. federal income tax return for the year in which the recapitalization occurs a statement setting forth certain information relating to your existing Eligible Warrants (including tax basis information) and any shares of common stock that you receive in exchange for your existing Eligible Warrants, and to maintain permanent records containing such information.

Information reporting and backup withholding may apply to transactions effected pursuant to the Exchange Offer unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or you otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim for refund to the IRS.

Tax Uncertainty; No Opinion of Counsel.

Because of the lack of authority dealing with transactions similar to the Exchange Offer, the U.S. federal income tax consequences of the Exchange Offer are unclear, and alternative characterizations are possible that could require you to recognize taxable gain or loss. The Internal Revenue Service has not made a determination, nor has the company received any opinion of counsel, on the U.S. federal income tax consequences of the Exchange Offer or of a holder’s participation in the Exchange Offer. Therefore, we urge you to consult your tax advisor regarding the potential tax consequences of the Exchange Offer to you in your particular circumstances, including the consequences of possible alternative characterizations.

Ownership of Common Stock.

Distributions on Common Stock. Distributions that we make with respect to our common stock generally will be treated as dividend income to a U.S. Holder to the extent allocable to our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Any excess amount will first be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in our common stock, and thereafter as gain from the sale or exchange of such stock. Dividends paid to individual U.S. Holders may constitute qualified dividend income that is subject to tax at a rate of 15% through 2012, and up to 39.6% thereafter. Moreover, dividends received by corporate U.S. Holders may be eligible for a dividends received deduction, subject to certain limitations and other requirements.

Sale or Other Disposition of Common Stock. Upon the sale or other taxable disposition of our common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received in such sale or other disposition and (ii) the U.S. Holder’s tax basis in such common stock. That capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such common stock is more than one year. Long-term capital gains recognized by individual U.S. Holders are subject to tax at a reduced rate equal to 15% through 2012, and up to 20% thereafter. The deductibility of capital losses is subject to certain limitations.

Additional Tax on Net Investment Income. For taxable years beginning after December 31, 2012, recently enacted legislation will impose a 3.8% tax on the “net investment income” of certain persons. “Net investment income” generally includes, among other items, dividend income and the net gain from the sale, exchange, or other taxable disposition of common stock, less certain deductions. Each prospective holder of our common stock should consult their own tax advisor with respect to the tax consequences to them of this new legislation.

LEGAL MATTERS

Certain legal matters in connection with the Exchange Offer will be passed upon for us by Haynes and Boone, LLP.

AVAILABLE INFORMATION/INCORPORATION BY REFERENCE

We have filed with the SEC a Tender Offer Statement on Schedule TO. This Exchange Offer Statement and the information incorporated by reference herein may not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits.

We incorporate information into this Exchange Offer Statement by reference, which means that we disclose important information to you by referring you to a document filed with the SEC. The information incorporated by reference is deemed to be part of this Exchange Offer Statement, except to the extent superseded by information contained herein. This Exchange Offer Statement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on April 16, 2012;

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, filed with the SEC on April 30, 2012;

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, filed with the SEC on May 3, 2012; and

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 14, 2012;

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the description of our capital stock contained in our Registration Statement on Form S-1 (Reg. No. 333- 172165), originally filed with the SEC on February 10, 2011, including any amendments or reports filed for the purpose of updating that description.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as the Schedule TO and the exhibits thereto, may be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. More information about us can be found on our website at www.lsgc.com. These references to the SEC’s website and our website are inactive textual references only and are not hyperlinks. The contents of our website are not part of this Exchange Offer Statement, and you should not consider the contents of our website in making a decision of whether to participate in the Exchange Offer.

This Exchange Offer Statement and the Letter of Transmittal will be mailed to record holders of Eligible Warrants whose names appear on the company’s list of warrantholders and will be furnished, for subsequent transmittal to beneficial owners of Eligible Warrants, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the company’s list of warrantholders. We will provide without charge to each person to whom a copy of this Exchange Offer Statement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to 1227 South Patrick Drive, Building 2A, Satellite Beach, Florida 32937, Attention: Investor Relations.